UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2024

New Fortress Energy Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38790	83-1482060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. 19th Street, 8th Floor New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (516) 268-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	“NFE”	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 3.02. Unregistered Sales of Equity Securities.

In August 2024, pursuant to the terms of the Certificate of Designations (the “Series A Preferred Stock Certificate of Designations”) of New Fortress Energy Inc. (the “Company”) relating to the Company’s 4.8% Series A Convertible Preferred Stock, par value $0.01 per share and liquidation preference $1,000 per share (the “Series A Convertible Preferred Stock”), the holders of the Company’s Series A Convertible Preferred Stock received the right, upon majority consent of such holders and subject to the terms of the Series A Preferred Stock Certificate of Designations, to require the Company to repurchase the Series A Convertible Preferred Stock in full. On September 23, 2024, the Company entered into a definitive agreement (the “Exchange Agreement”) with Ceiba Energy US LP (“Ceiba Energy”), pursuant to which the Company has agreed to issue to Ceiba Energy 96,746 shares of the Company’s 4.8% Series B Convertible Preferred Stock, par value $0.01 per share and liquidation preference $1,000 per share (the “Series B Convertible Preferred Stock”), in exchange for all outstanding shares of the Company’s Series A Preferred Stock, of which 86,746 are held by Ceiba Energy and 10,000 of which are held in an escrow account (the “Exchange”). The Exchange remains subject to various conditions to closing and the Company can make no assurance that the Exchange will be consummated (the “Closing”). Under the terms of the Exchange Agreement, 10,000 of the shares of Series B Convertible Preferred Stock will be issued upon Closing into an escrow account to satisfy potential indemnification claims arising under the Exchange Agreement and may be issued to Ceiba Energy during or upon expiration of certain indemnification periods or upon final resolution or determination of all indemnification claims.

Each share of Series B Convertible Preferred Stock will be convertible by its holder at any time after Closing into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a conversion price of $9.9645 per share of Common Stock, subject to downward adjustment to 105% of the price per share of Common Stock in a primary offering by the Company after the Closing and prior to December 31, 2024 if such price per share is less than $9.49 per share, and certain customary anti-dilution adjustments. The Company will have the right at any time to redeem the Series B Convertible Preferred Stock in full, but not in part, at a redemption price dependent on the timing and circumstances of the redemption. Additionally, upon the occurrence of certain events set forth in the Series B Certificate of Designations (as defined below), each Holder of the Series B Convertible Preferred Stock will have the right to require the Company to repurchase its shares of Series B Convertible Preferred Stock, in full but not in part, for the liquidation preference plus any accrued and unpaid dividends thereon. The settlement consideration may consist of cash, shares of Common Stock or a combination thereof depending on the circumstances of the redemption or repurchase, but in all cases, a Holder may elect to require settlement in full in shares of Common Stock with respect to its shares of Series B Convertible Preferred Stock to be redeemed or repurchased. The foregoing is only a summary of certain rights under the Series B Convertible Preferred Stock, does not purport to be complete and is qualified in its entirety by reference to the full description of the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series B Convertible Preferred Stock that will be set forth in a Certificate of Designations, to be filed with the Delaware Secretary of State, subject to satisfaction or waiver of the conditions to the Closing (the “Series B Certificate of Designations”).

The Company intends to issue the Series B Convertible Preferred Stock in reliance upon the exemption from registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) thereof, on the basis that this is an exchange with existing holders of the Company’s securities and no commission or other compensation was or will be paid to any party for soliciting such exchange. The Company relied upon representations, warranties, certifications and agreements of Ceiba Energy in support of the satisfaction of the conditions contained in Section 3(a)(9) of the Securities Act.

Item 9.01.     Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW FORTRESS ENERGY INC.

Date: September 27, 2024	By:	/s/ Christopher S. Guinta
	Name:	Christopher S. Guinta
	Title:	Chief Financial Officer